Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 22, 2021, with respect to our audit of the consolidated balance sheets of Reviva Pharmaceuticals Holdings, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes to the consolidated financial statements. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ ArmaninoLLP San Ramon, California

April 16, 2021